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                                                                     EXHIBIT 5.1

                [BAKER, DONELSON, BEARMAN & CALDWELL LETTERHEAD]

                               January 25, 1999


Premier Graphics, Inc.
Master Graphics, Inc.
Harperprints, Inc.
6075 Poplar Avenue, Suite 401
Memphis, Tennessee 38119

     Re:  Premier Graphics, Inc. -- Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as your counsel in connection with the above-referenced Registration Statement on Form S-4 (the "Registration Statement") filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of the 11 1/2% Senior Notes due 2005 (the "Exchange Notes"), to be offered in exchange for all outstanding 11 1/2% Senior Notes due 2005 (the "Initial Notes"). The Exchange Notes will be issued pursuant to an indenture (the "Indenture"), dated as of December 11, 1998, between Premier Graphics, Inc. (the "Company"), the guarantors thereto and United States Trust Company of New York, as trustee.

     We have participated in the Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of such documents and records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form filed as an exhibit to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Initial Notes pursuant to the terms of the Registration Rights Agreement in the form filed as an exhibit to the Registration Statement, the Exchange Notes will be legal, valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

     The foregoing opinion is limited to the law of the States of Tennessee and Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the
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Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                              Very truly yours,

                              BAKER, DONELSON, BEARMAN & CALDWELL,
                              a professional corporation


                              By: /s/ John A. Good
                                 -------------------------------------------
                                    John A. Good, a shareholder